EXHIBIT "99.1"

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2018 Results

DALLAS (August 13, 2018) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the quarter ended June 30, 2018. For the three months ended June 30, 2018, we reported a net income applicable to common shares of $0.7 million or $0.17 per diluted share for the three months ended June 30, 2018, as compared to net income of $1.0 million or $0.24 per diluted share for the same period ended 2017.

Our primary business is investing in real estate and mortgage note receivables. Land held for development or sale is our sole operating segment. The Company has invested in over 170 acres of land held for development or sale in Farmers Branch, Texas. The project, in total, is a 1,200 acre assembly of properties at the demographic center of the Dallas – Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and future public transportation systems, the project is in a prime location for future growth and development.

Revenues

Land held subject to a sales contract is our sole operating segment. There was no income generated from this segment for the three months ended June 30, 2018 and the prior period ended 2017.

Expenses

There were no property operating expenses for the three months ended June 30, 2018 as well as in the prior period.

General and administrative expenses were $153,000 for the three months ended June 30, 2018. This represents an increase of $34,000, as compared to the prior period general and administrative expenses of $119,000. This increase was primarily due to an increase in professional fees and cost reimbursements in accordance to an advisory agreement.

Advisory fees were $168,000 for the three months ended June 30, 2018 compared to $164,000 for the same period of 2017 for an increase of $4,000. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Net income fee to related party decreased $24,000 to $77,000 for the three months ended June 30, 2018 compared to the prior period. The net income fee paid to our Advisor is calculated at 7.5% of net income.

Other income (expense)

Interest income remained constant at approximately $1.1 million for the three months ended June 30, 2018 and 2017.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2018	2017	2018	2017
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues	$ -	$ -	$ -	$ -
Expenses:				
Property operating expenses	0	-	0	-
General and administrative (including $69 and $57 for the three months and $133 and $111 for the six months ended 2018 and 2017, respectively, to related parties)	153	119	276	249
Net income fee to related party	53	77	106	137
Advisory fee to related party	168	164	332	326
Total operating expenses	374	360	714	712
Net operating loss	(374)	(360)	(714)	(712)
Other income (expenses):				
Interest income from related parties	1,081	1,119	2,123	2,208
Other Income	-	250	-	250
Total other income	1,081	1,369	2,123	2,458
Income before taxes	707	1,009	1,409	1,746
Net income	$ 707	$ 1,009	$ 1,409	$ 1,746
Earnings per share - basic and diluted				
Net income	$ 0.17	$ 0.24	$ 0.34	$ 0.42
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2018 (unaudited)	December 31, 2017 (audited)
	(dollars in thousands, except par value	
Assets		
Real estate land holdings subject to sales contract, at cost	$ 22,717	$ 22,717
Total real estate	22,717	22,717
Notes and interest receivable from related parties	14,015	14,030
Total notes and interest receivable	14,015	14,030
Cash and cash equivalents	-	2
Receivable and accrued interest from related parties	51,783	49,631
Other assets	793	1,517
Total assets	$ 89,308	$ 87,897
Liabilities and Shareholders' Equity		
Liabilities:		
Accounts payable and other liabilities	$ 12	$ 10
Total liabilities	12	10
Shareholders' equity:		
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2018 and 2017	42	42
Treasury stock at cost, 5,461 shares in 2018 and 2017	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	27,338	25,929
Total shareholders' equity	89,296	87,887
Total liabilities and shareholders' equity	$ 89,308	$ 87,897